Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Gary Lobaugh
Pennsylvania American Water
T: 724-873-3674
M: 724-944-5148
Gary.lobaugh@amwater.com

PENNSYLVANIA AMERICAN WATER
CLOSES ACQUISITION OF
MCKEESPORT WASTEWATER SYSTEM

First transaction completed under commonwealth’s Fair Market Value legislation

MCKEESPORT, Pa. (December 18, 2017) – Pennsylvania American Water, a wholly owned subsidiary of American Water, announced today that it has completed the acquisition of the wastewater system assets of the Municipal Authority of the City of McKeesport (MACM). The purchase price is approximately $159 million.

The transaction marks the first acquisition completed under Pennsylvania’s Act 12 of 2016, which allows municipalities to sell water and wastewater systems for a price based on the fair market value of the system.

“As the first finalized sale under Pennsylvania’s Fair Market Value legislation, this acquisition establishes a strong example for other communities to consider,” said Pennsylvania American Water President Jeffrey McIntyre. “Prior to the passage of Act 12, the depreciated cost of this system might have prevented the City of McKeesport from the opportunity for financial stability.”

The MACM wastewater system provides service to approximately 22,000 customers, including those served under bulk contracts, in 13 municipalities in Allegheny County.

“The crux of this transaction is bringing financial stability to the City of McKeesport and saving our taxpayers from Act 47 municipal bankruptcy,” Mayor Michael Cherepko said. “When we think about it, the privatization of local sewage services truly makes sense. The City isn’t involved in other utility businesses - gas, electric, water - and this is a final step in providing consistent, regulated utility services to our community.”

The transaction’s closing follows a regulatory review and approval process by the U.S. Environmental Protection Agency (EPA), Pennsylvania Department of Environmental Protection (DEP), the Pennsylvania Public Utility Commission (PUC) and Allegheny County Health Department.

The PUC recognized Pennsylvania American Water’s ability to provide much needed investment in the system, enhanced customer service and assistance program for low-income customers when the commission approved the acquisition on October 26, 2017.

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McIntyre added that long-term rate stability is one of the most important benefits for these wastewater customers. Under the purchase agreement, Pennsylvania American Water will not increase base wastewater rates any earlier than one calendar year after the closing. The company’s rates are regulated by the PUC and any future rate changes would have to be reviewed and approved by the PUC.

He also pointed out that low-income wastewater customers in McKeesport are eligible to apply for assistance through Pennsylvania American Water’s H2O Help to Others Program, which offers grants and discounts on bills for those customers who qualify.

All MACM workers who operate the wastewater system have been offered employment, subject to standard pre-employment screening. The employees gain immediate access to the training, development and career opportunities in any of the operations of Pennsylvania American Water or its parent company.

This acquisition adds to the company’s series of municipal wastewater transactions. In 2016, Pennsylvania American Water acquired the wastewater assets of the Scranton Sewer Authority in Lackawanna County and the Borough of New Cumberland in Cumberland County.

Pennsylvania American Water now operates wastewater systems in Adams, Allegheny, Beaver, Chester, Clarion, Cumberland, Lackawanna, Monroe, Northumberland, Pike, Washington and York counties.

Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.3 million people. Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

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